Exhibit 5

Pruco Life Insurance Company
213 Washington Street
Newark, New Jersey 07102-2992

Gentlemen:

In my capacity as Chief Legal Officer of Pruco Life Insurance Company ("Pruco Life"), I have reviewed the establishment of Pruco Life Variable Contract Real Property Account (the "Account") on August 27, 1986 by the Executive Committee of the Board of Directors of Pruco Life as a separate account for assets applicable to certain variable life insurance contracts and variable annuity contracts, pursuant to the provisions of Section 20-651 of the Arizona Insurance Code.  I was responsible for the oversight of the preparation and review of the Registration Statement on Form S-1, as amended, filed by Pruco Life with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of the Account.

I am of the following opinion:

(1)Pruco Life was duly organized under the laws of Arizona and is a validly existing corporation.

(2)The Account has been duly created and is validly existing as a separate account pursuant to the aforesaid provisions of Arizona law.

(3)The portion of the assets held in the Account equal to the reserves and other liabilities for variable benefits under the variable life insurance contracts and variable annuity contracts is not chargeable with liabilities arising out of any other business Pruco Life may conduct.

(4)The variable life insurance contracts and variable annuity contracts, are legal and binding obligations of Pruco Life in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

  /s/                                                           3/31/11
Thomas C. Castano                                   Date